FOR  ADDITIONAL INFORMATION:
                                                                 Stan Lampe
                                                             (606) 815-4061

                                                      FOR IMMEDIATE RELEASE
                                                          February 24, 2000

Ashland Inc. to pursue dividend
of Arch Coal, Inc. shares

     Covington, Ky. - Ashland Inc. (NYSE: ASH) announced today, barring any intervening circumstances or material events, that its management intends to recommend to its Board of Directors at its meeting on March 16, 2000, the distribution of approximately 17.4 million of its shares in Arch Coal, Inc. (NYSE: ACI) to Ashland Inc. shareholders in the form of a taxable dividend.
     "We believe that this dividend will be in the best interest of Ashland Inc. shareholders and the best interests of both companies," said Paul W. Chellgren, Ashland Inc. chairman and chief executive officer.
     Ashland Inc. first announced its interest to exploring strategic alternatives for its investment in Arch Coal on June 22, 1999. At that time, the company retained the services of the investment banking firm Goldman Sachs to assist in the analysis.
     Arch Coal was created in July 1997 by the merger of Arch Mineral Corporation and Ashland Coal, Inc. Ashland Inc. owned 50 percent of Arch Mineral and 54 percent of Ashland Coal when the two companies merged. Ashland Inc. currently owns 58 percent of Arch Coal.
     The proposed distribution of approximately 17.4 million shares represents about

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78 percent of Ashland's  shares in Arch Coal. The company plans to dispose of the remaining 22 percent of the shares based on market conditions in a tax efficient manner.
     Ashland Inc. also announced that two of its four directors on the Arch Coal Board, Paul W. Chellgren and J. Marvin Quin, will not stand for re-election to the Arch Coal Board at its scheduled April 20, 2000, annual shareholders meeting.
     Ashland  Inc.  (NYSE:ASH)  provides  basic  industrial  materials  and services to customers throughout the world, with a primary focus on transportation- and construction-related markets. Consumer brands include Valvoline(R) motor oils, Eagle One(R) appearance products, Zerex(R) antifreeze, Pyroil(R) Performance Products and Valvoline SynPower(R) automotive chemicals. In addition, Ashland owns 38 percent of Marathon Ashland Petroleum LLC and 58 percent of Arch Coal, Inc. (NYSE:ACI). Ashland's Internet address is http://www.ashland.com.

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